As filed with the Securities and Exchange Commission on February 27, 2002

                                                     Registration No. 333-82870
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------


                             VINA TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                          3661                77-0432782
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                             VINA Technologies, Inc.
                               39745 Eureka Drive
                                Newark, CA 94560
                                 (510) 492-0800
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ---------------------------

                                Steven M. Bauman
                      President and Chief Executive Officer
                             VINA Technologies, Inc.
                               39745 Eureka Drive
                                Newark, CA 94560
                                 (510) 492-0800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ---------------------------

                                   Copies to:
                                 STANTON D. WONG
                             Pillsbury Winthrop LLP
                                  P.O. Box 7880
                         San Francisco, California 94105
                                 (415) 983-1000
                              (415) 983-1200 (Fax)
                           ---------------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                           Amount To            Proposed             Proposed            Amount of
         Title of Securities                   Be           Maximum Offering     Maximum Aggregate     Registration
           To Be Registered              Registered(1)     Price Per Share(1)    Offering Price(1)          Fee(3)
---------------------------------------  ---------------   -------------------  --------------------  ----------------
Common Stock, $.0001 par value (2)         33,544,780            $1.12           $37,570,153.60         $9,392.54
----------------------------------------------------------------------------------------------------------------------

======================================================================================================================

Calculated only for purposes of this offering under Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low prices per share of Common Stock of VINA Technologies, Inc. on the Nasdaq National Market on February 12, 2002.

     (1) Calculated only for purposes of this offering under Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low prices per share of Common Stock of VINA Technologies, Inc. on the Nasdaq National Market on February 12, 2002.

     (2) Associated with the common stock are Series A Participating Preferred stock purchase rights that will not be exercisable or evidenced separately prior to the occurrence of certain events.

     (3)  This fee has been previously paid.

                           ---------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The purpose of this Amendment No. 1 is solely to file certain exhibits to the Registration Statement as set forth below in Item 16(a) of Part II.




                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee..............................         $   9,392
Accounting fees and expenses......................            75,000
Legal fees and expenses...........................            50,000
Miscellaneous fees and expenses...................            30,000
                                                           ---------
         Total....................................         $ 164,392
                                                           =========


Item 14. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Restated Certificate of Incorporation and Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with our directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 15. Recent Sales of Unregistered Securities

     (a) On various dates between January 1999 and August 2000 the Registrant issued 4,536,753 shares of its common stock to approximately 126 employees, consultants and directors pursuant to the exercise of options granted under its 1996 and 1998 Stock Plans. The exercise prices per share ranged from $0.125 to $7.00, for an aggregate consideration of $4,212,007.

     (b) In October 1998 and April 1999 the Registrant issued and sold 790,517 shares of Series D preferred stock to a total of 24 investors. The per share price was $6.00, for an aggregate consideration of $4,743,102.

     (c) In January, February and March 2000 the Registrant issued and sold 3,404,140 shares of Series E preferred stock to a total of 34 investors. The per share price was $7.00, for an aggregate consideration of $23,828,980.

     (d) On June 1, 1999, the Registrant issued 800,000 shares of its common stock to W. Michael West at a per share price of $.60, for an aggregate consideration of $480,000.

     (e) In April 2000 the Registrant issued and sold 20,000 shares of common stock to a consultant under our stock plan at a per share price of $7.00 for an aggregate consideration of $140,000.

     (f) In October 2001 the Registrant issued and sold an aggregate 5,619,037 shares of its common stock and warrants to purchase 1,795,283 shares of its common stock to a total of 7 investors, including members of its management and affiliates of its board of directors, at a per share price of $.639 per share for an aggregate purchase price of $3.6 million. The exercise price of the warrants is $1.00 per share.

     (g) In December 2001 the Registrant issued and sold 15,006,942 shares of its common stock and warrants to purchase 4,794,717 shares of its common stock to a total of 7 investors, including members of its management and affiliates of its directors, at a per share price of $.639 for an aggregate purchase price of $9.6 million. The exercise price of the warrants is $1.00 per share.

     (h) In December 2001 the Registrant issued and sold to one investor 1,524,390 shares of its common stock and warrants to purchase 500,000 shares of its common stock at a purchase price of $.656 per share for an aggregate purchase price of $1.0 million. The exercise price of the warrants is $1.00 per share.

     (i) In December 2001 the Registrant issued an aggregate of 2,217,527 shares of its common stock to two Sierra Ventures entities pursuant to an agreement and plan of merger.

     The sales of the above securities were considered to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

     (a)  Exhibits

   Exhibit
    No.           Exhibit
    ---           -------

   2.1 Agreement and Plan of Merger, dated as of October 30, 2000, by and among the Registrant, WCS Acquisition Subsidiary, Inc. and Woodwind Communications Systems, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 5, 2001 (File No. 000-31903)).

   2.2* Agreement and Plan of Merger, dated as of October 17, 2001 by and between the Registrant and MOS Acquisition Corporation.

   3(i)   Amended  and  Restated  Certificate  of  Incorporation  of  Registrant
          (incorporated   by  reference  to  Exhibit  3(i).2  to  the  Company's
          Registration Statement on Form S-1 (File No. 333-36398)).

   3(ii) Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3(ii).2 to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

   4.1 Form of Common Stock Certificate (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

   4.2.1 Rights Agreement dated as of July 25, 2001 by and between the Registrant and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 25, 2001 (File No. 000-31903)).

   4.2.2 Amendment No. 1 to Rights Agreement dated as of October 17, 2001 by and between the Registrant and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Company's Amendment No. 1 to Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 24, 2001 (File No. 000-31903)).

   4.3.1 Securities Purchase Agreement dated as of October 17, 2001 by and among the Registrant and the Investors named therein (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2001 (File No. 000-31903)).

   4.3.2 Securities Purchase Agreement dated as of October 19, 2001 by and between the Registrant and Whitman Partners, L.P. (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2001 (File No. 000-31903)).

   4.4 Stockholders' Agreement dated as of October 17, 2001 by and among the Company and the stockholders listed on the signature pages thereto. ( incorporated by reference to Exhibit 4.2 to the Company's Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 24, 2001 (File No. 000-31903)).

    5.1  Opinion of Pillsbury Winthrop LLP

   10.1 1996 Stock Plan and form of agreements thereunder (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

   10.1.2 Amended and Restated 1998 Stock Plan and form of agreements thereunder (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

   10.1.3 2000 Employee Stock Purchase Plan (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

   10.1.4 2000 Stock Incentive Plan (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

   10.1.5 Agreement under the 2000 Stock Incentive Plan (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

   10.1.6 1999 Stock  Option Plan of  Woodwind  Communications  Systems,  Inc.
          (incorporated   by   reference   to  Exhibit  4.1  of  the   Company's
          Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 27, 2001 (File No. 333-56260)).

   10.1.7 2000 Stock  Option Plan of  Woodwind  Communications  Systems,  Inc.
          (incorporated   by   reference   to  Exhibit  4.1  of  the   Company's
          Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 27, 2001 (File No. 333-56256)).

   10.2+ General Agreement for the Procurement of Products and Service and the Licensing of Software dated April 28, 1999 between the Registrant and Lucent Technologies, Inc. (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

   10.3 Indemnification Agreement between the Registrant and its officers and directors (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1 (File No. 333-36398)).


  10.4.1* Offer letter by and between the Registrant and Thomas J. Barsi dated
          July 1, 1996.

  10.4.2* Offer  letter  by  and  between  the   Registrant  and  Stanley  E.
          Kazmierczak dated May 24, 1999.

  10.4.3* Offer letter by and between the Registrant and Steven M. Bauman dated August 16, 1999.

  10.4.4* Offer letter by and between the Registrant and T. Diane Pewitt dated
          January 21, 2000.

  10.4.5* Offer letter by and between the  Registrant and C. Reid Thomas dated
          April 7, 2000.

  10.4.6* Offer letter by and between the Registrant and Julie P. Cotton dated
          June 8, 2000.

   10.5* Settlement Agreement and Release by and between the Registrant and Joshua W. Soske dated July 17, 2001.


   23.1   Independent Auditors' Consent.

   23.2   Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).


   24.1*  Power of Attorney.


     * Previously filed.


     + Confidential treatment requested as to certain portions of this exhibit from the SEC. The omitted portions have been filed separately with the SEC.


     (b) Consolidated Financial Statement Schedules

     The following consolidated financial statement is filed as part of this registration statement and should be read in conjunction with the consolidated financial statements.

                                                                          Page
                                                                          ----

     Schedule II-- Valuation & Qualifying Accounts                         S-2

     Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the consolidated financial statements or the notes thereto.

     Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) To file, during any period in which offers or sales are being made; a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on the 27 day of February 2002.

                                                VINA TECHNOLOGIES, INC.

                                        By          /s/ STEVEN M. BAUMAN
                                           -----------------------------------
                                                       STEVEN M. BAUMAN
                                           President and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     Name                                       Title                               Date
     ----                                       -----                               ----



   /s/ Steven M. Bauman           President and Chief Executive Officer         February 27, 2002
------------------------------   (Principal Executive Officer) and Director
    Steven M. Bauman


             *                    Vice President, Finance and Administration    February 27, 2002
------------------------------    and Chief Financial Officer (Principal
 Stanley E. Kazmierczak           Financial and Accounting Officer)



             *                    Director                                      February 27, 2002
------------------------------
     Jeffrey M. Drazan


             *                    Director                                      February 27, 2002
------------------------------
      John F. Malone


             *                    Director                                      February 27, 2002
------------------------------
     Philip J. Quigley


             *                    Director                                      February 27, 2002
------------------------------
        Paul Scott


             *                    Director                                      February 27, 2002
------------------------------
      Joshua W. Soske


             *                    Director                                      February 27, 2002
------------------------------
      W. Michael West


* By:    /s/ Steven M. Bauman
      ------------------------------
           Steven M. Bauman
           Attorney in Fact

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors and Stockholders of VINA Technologies, Inc.:

We have audited the consolidated balance sheets of VINA Technologies, Inc. and its subsidiaries (the Company) as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2001, and have issued our report thereon dated January 21, 2002 (included elsewhere in this registration statement). Our audits also included the consolidated financial statement schedule listed in Item 16(b) of this registration statement. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ DELOITTE & TOUCHE LLP
San Jose, California
January 21, 2002

                             VINA TECHNOLOGIES, INC.

                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                                        Balance at      Charged to     Deductions-
                                                       beginning of     costs and      write-offs      Balance at
                                                          period         expenses      of accounts    end of period
                                                          ------         --------      -----------    -------------

Allowance for doubtful accounts and sales returns
Year ended
   December 31, 2001..............................         $335            $222           $100             $457
   December 31, 2000..............................          221             131             17              335
   December 31, 1999..............................          109             131             19              221


Accrued warranty:
Year ended
   December 31, 2001..............................         $686             $68             $58             $696
   December 31, 2000..............................          449             393             156              686
   December 31, 1999..............................          152             410             113              449


Inventory reserves:
Year ended
   December 31, 2001..............................         $110            $577            $224             $463
   December 31, 2000..............................           90              31              11              110
   December 31, 1999..............................            -              90               -               90


                                  EXHIBIT INDEX

  Exhibit
   No.           Exhibit
   ---           -------

  2.1 Agreement and Plan of Merger, dated as of October 30, 2000, by and among the Registrant, WCS Acquisition Subsidiary, Inc. and Woodwind Communications Systems, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 5, 2001 (File No. 000-31903)).

  2.2* Agreement and Plan of Merger, dated as of October 17, 2001 by and between the Registrant and MOS Acquisition Corporation.

  3(i)   Amended  and  Restated  Certificate  of  Incorporation  of  Registrant
         (incorporated   by  reference  to  Exhibit  3(i).2  to  the  Company's
         Registration Statement on Form S-1 (File No. 333-36398)).

  3(ii) Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3(ii).2 to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

  4.1 Form of Common Stock Certificate (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

  4.2.1 Rights Agreement dated as of July 25, 2001 by and between the Registrant and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 25, 2001 (File No. 000-31903)).

  4.2.2 Amendment No. 1 to Rights Agreement dated as of October 17, 2001 by and between the Registrant and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Company's Amendment No. 1 to Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 24, 2001 (File No. 000-31903)).

  4.3.1 Securities Purchase Agreement dated as of October 17, 2001 by and among the Registrant and the Investors named therein (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2001 (File No. 000-31903)).

  4.3.2 Securities Purchase Agreement dated as of October 19, 2001 by and between the Registrant and Whitman Partners, L.P. (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2001 (File No. 000-31903)).

  4.4 Stockholders' Agreement dated as of October 17, 2001 by and among the Company and the stockholders listed on the signature pages thereto. ( incorporated by reference to Exhibit 4.2 to the Company's Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 24, 2001 (File No. 000-31903)).

   5.1   Opinion of Pillsbury Winthrop LLP

  10.1 1996 Stock Plan and form of agreements thereunder (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

  10.1.2 Amended and Restated 1998 Stock Plan and form of agreements thereunder (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

  10.1.3 2000 Employee Stock Purchase Plan (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

  10.1.4 2000 Stock Incentive Plan (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

  10.1.5 Agreement under the 2000 Stock Incentive Plan (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

  10.1.6 1999 Stock  Option Plan of  Woodwind  Communications  Systems,  Inc.
         (incorporated   by   reference   to  Exhibit  4.1  of  the   Company's
         Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 27, 2001 (File No. 333-56260)).

  10.1.7 2000 Stock  Option Plan of  Woodwind  Communications  Systems,  Inc.
         (incorporated   by   reference   to  Exhibit  4.1  of  the   Company's
         Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 27, 2001 (File No. 333-56256)).

  10.2+ General Agreement for the Procurement of Products and Service and the Licensing of Software dated April 28, 1999 between the Registrant and Lucent Technologies, Inc. (incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (File No. 333-36398)).

  10.3 Indemnification Agreement between the Registrant and its officers and directors (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1 (File No. 333-36398)).


 10.4.1* Offer letter by and between the Registrant and Thomas J. Barsi dated
         July 1, 1996.

 10.4.2* Offer  letter  by  and  between  the   Registrant  and  Stanley  E.
         Kazmierczak dated May 24, 1999.

 10.4.3* Offer letter by and between the Registrant and Steven M. Bauman dated August 16, 1999.

 10.4.4* Offer letter by and between the Registrant and T. Diane Pewitt dated
         January 21, 2000.

 10.4.5* Offer letter by and between the  Registrant and C. Reid Thomas dated
         April 7, 2000.

 10.4.6* Offer letter by and between the Registrant and Julie P. Cotton dated
         June 8, 2000.

  10.5* Settlement Agreement and Release by and between the Registrant and Joshua W. Soske dated July 17, 2001.


  23.1   Independent Auditors' Consent.

  23.2   Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).


  24.1*  Power of Attorney.

    * Previously filed.


    + Confidential treatment requested as to certain portions of this exhibit from the SEC. The omitted portions have been filed separately with the SEC.